EXHIBIT 99.1

Investor Contact Eugene M. Truett 717.975.5677 etruett@harsco.com	Media Contact Kenneth D. Julian 717.730.3683 kjulian@harsco.com

IMMEDIATE RELEASE

HARSCO NAMES CEO FOR ITS GLOBAL HARSCO METALS BUSINESS GROUP

HARRISBURG, PA (May 11, 2009) . . . Worldwide industrial services company Harsco Corporation (NYSE: HSC) announced today the appointment of Galdino Claro as the new CEO of its global Harsco Metals business group, effective June 1, 2009.  Mr. Claro will be directly responsible for more than 160 locations in over 30 countries employing approximately 11,500 people.

Mr. Claro comes to Harsco with nearly 30 years of executive leadership experience in the worldwide metals industry, including 20 years as an international operations executive within Alcoa Inc. where he led the strategic growth of operations in the Asia-Pacific, European and Latin American regions.  He joins Harsco from Aleris International Inc., a Texas Pacific Group company and a global leader in the aluminum rolling and recycling industries, where he served as CEO of Aleris Americas.  Prior to Aleris, Mr. Claro was the president and CEO of the metals processing group of Heico Companies LLC, a Chicago-based firm specializing in acquiring underperforming companies and growing them into industry leaders.

With Alcoa, Mr. Claro managed the development and expansion of a number of international operations, including four years as president of Alcoa China where he was responsible for Alcoa’s eight joint venture and wholly-owned operations in China and Korea.  His responsibilities included a strategic alliance with China’s largest aluminum and alumina producer as well as several aluminum rolling and hard alloys extrusion operations, five sales and representation offices, a global sourcing operation and a logistics center.  He was also responsible for forming a local mergers and acquisitions office and creating a mapping methodology for growth opportunity identification, analysis and due diligence.  Under Mr. Claro’s tenure, Alcoa became the largest foreign investor in the Chinese aluminum industry.

In Europe, Mr. Claro served as president of Alcoa Europe Extrusions headquartered initially in Milan, Italy and later in Geneva, Switzerland, with responsibilities for 20 operating facilities in nine European countries. He has also led operations and innovation for Alcoa’s global packaging group based in New York, overseeing nearly 80 manufacturing and product innovation centers.  In Brazil where Mr. Claro started with Alcoa, he held several manufacturing, technology, sales and marketing positions including managing director for Alcoa CargoVan. Prior to joining Alcoa in Brazil, he was employed by Motogear-Honda as a quality control manager and by Alcan as a cold mill rolling technician.  Mr. Claro is certified as an expert in total quality by the International Labor Office in Chiba, Japan, speaks five languages and holds a degree in mechanical engineering from the University of Taubate in Sao Paulo, Brazil.

Commenting on the appointment, Harsco Chairman and CEO Salvatore D. Fazzolari said, “From challenge comes opportunity, and we see the current downturn in the global steel and metals industries as the right time to strengthen our position, build our leadership team for the future, and secure additional momentum for the inevitable market recovery.  Galdino brings to us the broad-based global experience and perspective that will be essential as we build from our current base to achieve our greater objectives for Harsco Metals as a global leader serving the world’s most advanced and progressive companies within the larger metals sector.”  Mr. Fazzolari noted that Harsco has been steadily adding to its global leadership team to prepare for future growth and that today’s announcement continues a process that has already seen the announcement of several key leadership appointments within the past several months.

Mr. Claro will be based in the United States, heading up a new global headquarters organization for Harsco Metals that will oversee the group’s regional headquarters throughout the world.  He will be responsible for executing a number of key strategies of the Company including emerging market growth, as well as customer and market diversification.  He will report to Geoffrey D. H. Butler, who as Harsco’s president and member of the Company’s Board of Directors will continue his overall responsibilities for the Company’s operations and strategic business objectives.

Harsco Corporation is one of the world’s leading diversified industrial services companies, providing essential services and equipment to key industries that play a fundamental role in worldwide economic growth and recovery, including infrastructure, metals, railways and energy.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

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